                                                                    EXHIBIT 99.3

ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999
  -"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - PRO FORMA COMBINED FINANCIAL INFORMATION"

     The following information revises and updates the supplemental pro forma combined financial information of Quest Diagnostics included in the Pro Forma Combined Financial Information section of Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Form 10-K for the fiscal year ended December 31, 1999 filed on March 30, 2000.

PRO FORMA COMBINED FINANCIAL INFORMATION

     The pro forma combined financial information for the years ended December 31, 1999 and 1998 assumes that the SBCL acquisition and borrowings under the Credit Agreement were effected on January 1, 1998. The SBCL acquisition agreements included a provision for a reduction in the purchase price paid by Quest Diagnostics in the event that the combined balance sheet of SBCL indicated that the net assets acquired, as of the acquisition date, were below a prescribed level. On October 11, 2000, the purchase price adjustment was finalized with the result that SmithKline Beecham owed Quest Diagnostics $98.6 million. This amount was offset by $3.6 million separately owed by Quest Diagnostics to SmithKline Beecham, resulting in a net payment by SmithKline Beecham of $95.0 million. This payment from SmithKline Beecham will be recorded in the Company's historical financial statements in the fourth quarter of 2000 as a reduction in the purchase price of the SBCL acquisition.

     In addition to the purchase price reduction described above, the purchase price allocation relating to the SBCL acquisition was completed in conjunction with the preparation of the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000. None of the adjustments, resulting from the purchase price reduction or the completion of the purchase price allocation, will have any impact on the Company's previously reported historical financial statements.

     The accompanying pro forma combined financial information reflects the impact of finalizing the SBCL purchase price adjustment and the revised purchase price allocation relating to the SBCL acquisition.

     The unaudited pro forma combined financial information is presented for illustrative purposes only to assist in analyzing the financial implications of the SBCL acquisition and borrowings under the Credit Agreement. The unaudited pro forma combined financial information may not be indicative of the combined financial results of operations that would have been realized had Quest Diagnostics and SBCL been a single entity during the periods presented. In addition, the unaudited pro forma combined financial information is not necessarily indicative of the future results that the combined company will experience.

     Significant pro forma adjustments reflected in the unaudited pro forma combined financial information include reductions in employee benefit costs and general corporate overhead allocated to the historical results of SBCL by SmithKline Beecham, offset by an increase in net interest expense to reflect the Company's Credit Agreement which was used to finance the SBCL acquisition. Amortization of goodwill, which accounts for a majority of the acquired intangible assets, is calculated on the straight-line basis over forty years. Income taxes have been adjusted for the estimated income tax impact of the pro forma adjustments at the incremental tax rate of 40%. A significant portion of the intangible assets acquired in the SBCL acquisition is not deductible for tax purposes, which has the overall impact of increasing the effective tax rate.

     Weighted common average shares outstanding, for purposes of determining pro forma basic and diluted earnings (loss) per common share and cash earnings per diluted common share, have been adjusted to give effect to the common shares issued to SmithKline Beecham in conjunction with the acquisition of SBCL and shares of common stock granted at the closing of the SBCL acquisition to certain employees.

     RECLASSIFICATIONS

     During the fourth quarter of 1999, the Company reclassified certain expense items, primarily related to a portion of occupancy costs and professional liability insurance expense, from selling, general and administrative expenses to cost of services, to better reflect the cost of performing testing. All pro forma financial information has been reclassified for comparative purposes to conform with the 1999 presentation. The amounts reclassified from selling, general and administrative expenses for the years ended December 31, 1999 and 1998 were $88.8 million and $93.5 million, respectively.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                       QUARTER ENDED
                              ------------------------------------------------------------------------------------------------
                              MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,    MARCH 31,    JUNE 30,    SEPT.30,     DEC. 31,
                                1998         1998        1998        1998        1999         1999        1999        1999
                              ----------   ----------  ----------  ----------  ----------   ---------   ---------   ----------
STATEMENT OF OPERATIONS DATA:
Net revenues................   $737,237     $744,111    $769,592    $770,691    $823,450     $837,533    $819,301    $814,526
Costs and expenses:
 Cost of services...........    461,156      482,488     476,422     487,280     537,000      550,521     524,398     520,420
 Selling, general and
  administrative............    210,501      199,616     224,215     225,023     224,542      255,634     238,401     229,601
 Interest expense, net......     31,700       31,733      31,653      31,466      31,847       29,890      30,852      30,058
 Amortization of intangible
  assets....................     11,565       11,551      11,715      11,606      11,279       11,405      10,904      11,659
 Provisions for
  restructuring and other
  special charges...........         --           --          --          --          --       15,813      30,282      43,103
  Minority share of income..        461          435         412         709       1,130        1,471       1,191       1,639
 Other, net.................    (11,078)     (10,318)       (708)     (1,215)     (9,648)         126        (782)     (3,312)
                                -------     --------    --------    --------    ---------    --------    --------    --------
  Total.....................    704,305      715,505     743,709     754,869     796,150      864,860     835,246     833,168
                               -------     --------    --------    --------    --------     ---------    --------    --------
Income (loss) before taxes
   and extraordinary loss...     32,932       28,606      25,883      15,822      27,300      (27,327)    (15,945)    (18,642)
Income tax expense (benefit)     16,578       15,020      12,994       8,442      13,129       (8,157)     (1,941)     (4,106)
                               --------     --------    --------    --------    --------     ---------    ---------   --------
Income (loss) before
   extraordinary loss......      16,354       13,586      12,889       7,380      14,171      (19,170)    (14,004)    (14,536)
Extraordinary loss, net of
   taxes...................          --           --          --          --          --           --      (2,139)         --
                               --------     --------    --------    --------    --------     ---------    --------    --------
Net income (loss)..........     $16,354      $13,586     $12,889      $7,380     $14,171     $(19,170)   $(16,143)   $(14,536)
                               ========     ========    ========    ========    ========     =========    ========    ========

Income (loss) before
   extraordinary loss and
   special items (a).......     $13,790      $ 7,793     $12,469     $ 7,203     $ 8,380     $( 9,682)   $  4,166     $ 9,717

------------------------------------------------------------------------------------------------------------------------------

Basic earnings (loss) per
  common share:
Net income (loss) .........   $   0.38     $   0.31    $   0.30    $   0.17    $   0.33     $  (0.44)   $  (0.37)   $  (0.33)
Income (loss) before
   extraordinary loss......   $   0.38     $   0.31    $   0.30    $   0.17    $   0.33     $  (0.44)   $  (0.32)   $  (0.33)
Income (loss) before
   extraordinary loss and
   special items (a).......   $   0.32     $   0.18    $   0.29    $   0.17    $   0.19     $  (0.22)   $   0.10    $   0.22
 Weighted average common
  shares outstanding -
  basic (c)................     43,035       43,130      43,033      42,925      43,044       43,248      43,435      43,653

------------------------------------------------------------------------------------------------------------------------------

Diluted earnings (loss)
  per common share:
Net income (loss) .........   $   0.38     $   0.31    $   0.30    $   0.17    $   0.33     $  (0.44)   $  (0.37)   $  (0.33)
Income (loss) before
   extraordinary loss......   $   0.38     $   0.31    $   0.30    $   0.17    $   0.33     $  (0.44)   $  (0.32)   $  (0.33)
Income (loss) before
   extraordinary loss and
   special items (a).......   $   0.32     $   0.18    $   0.29    $   0.17    $   0.19     $  (0.22)   $   0.09    $   0.22
Cash earnings before
   extraordinary loss and
   special items (b).......   $   0.56     $   0.42    $   0.53    $   0.41    $   0.43     $   0.02    $   0.32    $   0.45
Weighted average common
   shares outstanding -
   diluted (c).............     43,309       43,881      43,434      43,136      43,506       43,933      44,228      44,685

------------------------------------------------------------------------------------------------------------------------------

Adjusted EBITDA (d)........    $87,485      $82,306     $84,638     $75,909     $80,667      $85,016     $86,599     $85,096

(a) Special items, for purposes of determining pro forma income before extraordinary loss and special items and cash earnings before extraordinary loss and special items, included the provisions for restructuring and other special charges reflected on the face of the pro forma combined financial information, a $3.0 million gain recorded on the sale of an investment in the fourth quarter of 1999 and non-recurring gains of $9.7 million and $14.9 million, respectively, recognized by SBCL during 1999 and 1998 from the sale and license of certain technology and its physician office-based teleprinter assets and network.

(b) Cash earnings per common share is calculated as cash earnings less preferred dividends, divided by weighted average common shares outstanding on a diluted basis. Cash earnings represents income (loss) before extraordinary loss, special items and amortization of all intangible assets, net of applicable taxes. Cash earnings per common share is presented and discussed because it highlights the impact on earnings of the non-cash charges associated with the amortization of intangible assets from various acquisitions, which is significant for the Company. Cash earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating activities as an indicator of cash flows or as a measure of liquidity.

(c) Both basic and diluted weighted average common shares outstanding have been presented on a pro forma basis giving effect to the shares issued to SmithKline Beecham and the shares granted at closing to employees. Potentially dilutive common shares primarily represent stock options. During periods in which net income available for common stockholders is negative, diluted weighted average common shares outstanding will equal basic weighted average common shares outstanding, since the incremental shares would have an anti-dilutive effect on earnings (loss) per common share.

(d) Pro forma Adjusted EBITDA represents income (loss) before income taxes, net interest expense, depreciation and amortization and special items. Special items included the provisions for restructuring and other special charges reflected on the face of the pro forma combined financial information, a $3.0 million gain recorded on the sale of an investment in the fourth quarter of 1999, non-recurring gains of $9.7 million and $14.9 million, respectively, recognized by SBCL during 1999 and 1998 from the sale and license of certain technology and its physician office-based teleprinter assets and network, a $2.5 million charge included in selling, general and administrative expenses in the first quarter of 1998, and discrete income and expense items recorded by SBCL prior to the closing of the acquisition, which have not been reflected on the face of the pro forma financial information. Management believes that the discrete income and expense items are of a non-recurring nature and limit the overall comparability of the pro forma results for 1999 and 1998. See Pro Forma Combined Results of Operations. Adjusted EBITDA is presented and discussed because management believes that Adjusted EBITDA is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a leveraged company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.

         PRO FORMA COMBINED RESULTS OF OPERATIONS

         On a pro forma basis, assuming that SBCL had been acquired by Quest Diagnostics on January 1, 1998, income before extraordinary loss and special items was $12.6 million in 1999, compared to $41.3 million in 1998. Special items for 1999 included $89.2 million of restructuring and other special charges, a $3.0 million gain on the sale of an investment and a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network recorded in other, net. Special items for 1998 included a $14.9 million gain recorded by SBCL from the sale and license of certain technology which was recorded in other, net and a $2.5 million charge included in selling, general and administrative expenses related to a plan to consolidate the Company's laboratory network announced in the fourth quarter of 1997.

         A special review of the SBCL pre-closing financial statements, called for in the SBCL acquisition agreements, was conducted to assess the recoverability of assets and the adequacy of liabilities existing prior to the closing date of the acquisition. This special review resulted in adjustments, primarily related to the recoverability of SBCL receivables and accrued liabilities during various periods prior to the closing of the SBCL acquisition. In addition, SBCL recorded other income and expense items prior to the closing of the SBCL acquisition. Management believes that the adjustments resulting from the special review and the other income and expense items, both of which have not been reflected on the face of the pro forma combined financial information, are of a non-recurring nature and limit the comparability of results between the periods presented. In the discussions that follow, these matters are collectively referred to as discrete income and expense items.

         Discrete expense items for the year ended December 31, 1999, totaled $46.6 million, including a $22.4 million bad debt charge to reflect the reduced recoverability of SBCL receivables, as a result of the special review of the SBCL financial statements; $7.1 million of losses related to a customer contract accounted for as a loss contract beginning in the third quarter of 1999; $5.6 million of costs, for which SmithKline Beecham is obligated to indemnify the Company, associated with two incidents, the most significant of which is related to a SBCL employee who allegedly reused certain needles when drawing blood from patients; and $11.5 million of expenses, recorded by SBCL prior to the acquisition, primarily to record liabilities necessary to properly present the closing balance sheet of SBCL. Discrete income and expense items for the year ended December 31, 1998 totaled net pre-tax profits of $15.0 million, including $14.3 million of pre-tax profits primarily related to the favorable settlement of a contract dispute, and $6.8 million of adjustments to reduce SBCL's bad debt expense. These items were partially offset by a $6.1 million reduction in net revenues recorded by SBCL, primarily related to revised estimates for sales price adjustments. The decline in income before extraordinary loss and special items was primarily due to the discrete income and expense items discussed above. Excluding the impact of the discrete income and expense items, income before extraordinary loss and special items for 1999 and 1998 was $40.5 million and $32.2 million, respectively.

         Pro forma results for the year ended December 31, 1999 included the effects of testing performed by third parties under the Company's laboratory network management arrangements which added $154.0 million to both pro forma net revenues and cost of services for the year ended December 31, 1999.

         NET REVENUES

         Excluding the effect of the testing performed by third parties under the Company's laboratory network management arrangements in 1999, pro forma net revenues in 1999 increased by $119.2 million or 3.9% from the prior year period. Excluding the impact of the discrete income and expense items in 1998, which represented a $6.1 million reduction in net revenues, pro forma revenue growth was 3.7%, due to improvements in both average revenue per requisition and volume of clinical testing of 3.3% and 1.1%, respectively, and a 22.6% increase in clinical trials testing revenues which contributed approximately 0.4% to the consolidated revenue increase. These increases were partially offset by a reduction in revenues of 1.0% associated with the treatment in 1999 of a customer contract as a loss contract.

         Prior to the acquisition of SBCL, Quest Diagnostics experienced increases in average revenue per requisition primarily due to a number of factors, including: a shift from capitated volume to fee-for-service volume; contract renewals and new business negotiated on more favorable terms as part of the Company's account profitability strategy; and higher value-added test offerings. The increase in average revenue per requisition experienced by Quest Diagnostics was partially offset by declines in average revenue per requisition related to the growth in managed care business at SBCL. The improvements in volume were primarily attributable to the growth in managed care business at SBCL, partially offset by volume declines at Quest Diagnostics reflecting the impact of increased competition for managed care business, actions taken on unprofitable accounts and severe weather in the first quarter of 1999 in certain service areas.

         OPERATING COSTS AND EXPENSES

         The following discussion and analysis regarding pro forma operating costs, including cost of services, selling, general and administrative expenses and bad debt expense exclude the effect of testing performed by third parties under the Company's laboratory network management arrangements and the treatment of a customer contract as a loss contract. As discussed above, losses associated with this contract amounted to $7.1 million in 1999. In addition, as discussed above, operating costs and expenses included (1) a charge in the first quarter of 1998 of $2.5 million included in selling, general and administrative expenses that represented the final costs associated with the Company's consolidation plan announced in the fourth quarter of 1997, (2) discrete expense items totaling $39.5 million in 1999 and (3) discrete income items totaling $6.8 million in 1998. Total pro forma operating costs in 1999 increased by $179.1 million from the prior year period. Operating costs unrelated to volume increased during 1999, principally due to additional investments in information technology and sales and marketing capabilities, and employee compensation costs.

         Cost of services, as a percentage of net revenues, was 62.3% in 1999, compared to 62.4% in 1998. Excluding discrete income and expense items, which increased cost of services by $7.8 million in 1999, cost of services as a percentage of net revenues was 62.1%.

         Selling, general and administrative expenses, as a percentage of net revenues, were 30.5% in 1999, compared to 29.1% in the prior year. Discrete expense items included in selling, general and administrative expenses were $31.7 million or 1.0% of net revenues, in 1999, of which $22.4 million represented a bad debt charge, reflecting the reduced recoverability of SBCL receivables, as a result of the special review of the SBCL financial statements. Bad debt expense for the year ended December 31, 1998 was impacted by discrete income items which reduced bad debt expense by $6.8 million. Excluding the impact of discrete income and expense items in both 1999 and 1998, bad debt expense was 7.6% of net revenues in 1999, compared to 8.0% in the prior year period. The remaining increase in selling, general and administrative expenses was principally due to additional investments made in 1999 in information technology and sales and marketing capabilities, litigation expenses and employee compensation costs.

         INTEREST EXPENSE, NET

         Net interest expense decreased in 1999 by $3.9 million, as compared to the prior year. Net interest expense for 1999 included $1.9 million of interest income associated with a favorable state tax settlement. The remaining reduction in net interest expense is primarily due to the repayment of long term debt under the Credit Agreement between the closing of the SBCL acquisition and the end of 1999.

         PROVISIONS FOR RESTRUCTURING AND OTHER SPECIAL CHARGES

         During the second, third and fourth quarters of 1999, the Company recorded provisions for restructuring and other special charges totaling $15.8 million ($9.5 million, net of tax), $30.3 million ($18.2 million, net of tax) and $43.1 million ($26.1 million, net of tax), respectively, principally incurred in connection with the acquisition and planned integration of SBCL.

         The special charge in the second quarter of 1999 of $15.8 million was primarily to record a provision in the results of SBCL to reflect a contract as a loss contract.

         Of the total special charge recorded in the third quarter of 1999, $19.8 million represented stock-based employee compensation of which $17.8 million related to special one-time grants of the Company's common stock to certain individuals of the combined company, and $2.0 million related to the accelerated vesting of restricted stock grants made in previous years due to the completion of the SBCL acquisition. In addition, during the third quarter of 1999, the Company incurred $9.2 million of professional and consulting fees related to integration planning activities. The remainder of the third quarter charge represented costs incurred in conjunction with the Company's planned offering of new senior subordinated notes, the proceeds of which were expected to be used to repay the Company's existing Notes. During the third quarter of 1999, the Company decided not to proceed with the offering due to unsatisfactory market conditions.

         Of the $43.1 million charge recorded in the fourth quarter of 1999, $36.4 million represented costs related to planned integration activities affecting Quest Diagnostics' operations and employees which were discussed above. In addition, the Company recorded $3.5 million of special recognition awards granted in the fourth quarter of 1999 to certain employees involved in the transaction and integration planning processes of the SBCL acquisition. The remainder of the fourth quarter special charge was primarily attributable to professional and consulting fees incurred in connection with integration related planning activities.

         MINORITY SHARE OF INCOME

         Minority share of income for 1999 increased from the prior year level, primarily due to the Company's contribution of its Pittsburgh, Pennsylvania and St. Louis, Missouri businesses to two new corporate joint ventures in the fourth quarter of 1998. During both 1999 and 1998, the Company maintained a 51% controlling ownership interest in both of these affiliated companies.

         OTHER, NET

         Other, net for 1999 increased from the prior year level. The year ended December 31, 1998 included a $14.9 million gain recognized by SBCL on the sale and license of certain technology and $10.9 million of discrete income items primarily associated with the favorable settlement of a contract dispute. The year ended December 31, 1999 included a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network in the first quarter of 1999, a reduction in equity losses of $3.6 million, primarily associated with a joint venture in Arizona in which the Company holds a 49% interest, and a gain of $3.0 million associated with the sale of an investment in the fourth quarter of 1999.

         INCOME TAXES

         The Company's effective tax rate was significantly impacted by goodwill amortization, the majority of which is not deductible for tax purposes, and had the effect of increasing the overall tax rate or reducing the tax benefit rate.

         EXTRAORDINARY LOSS

         In conjunction with the acquisition of SBCL, the Company repaid the entire amount outstanding under its then existing credit agreement. The extraordinary loss recorded in the third quarter of 1999 represented $3.6 million ($2.1 million, net of tax) of deferred financing costs written off in connection with the extinguishment of the related credit agreement.

         CASH EARNINGS PER SHARE AND ADJUSTED EBITDA

         Pro forma cash earnings per common share is calculated as cash earnings less preferred dividends, divided by diluted weighted average common shares outstanding. Pro forma cash earnings represents income (loss) before extraordinary loss, special items and amortization of all intangible assets, net of applicable taxes. For purposes of determining pro forma cash earnings per common share, special items included the provisions for restructuring and other special charges reflected on the face of the pro forma combined statement of operations, a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network in the first quarter of 1999, a $3.0 million gain related to the sale of an investment in the fourth quarter of 1999 and a $14.9 million gain recorded by SBCL on the sale and license of certain technology during 1998. Cash earnings per common share is presented and discussed because it highlights the impact on earnings of the non-cash charges associated with the amortization of intangible assets from various acquisitions, which is significant for the Company. Cash earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating activities as an indicator of cash flows or as a measure of liquidity.

         Pro forma cash earnings per common share was $1.21 in 1999, compared to $1.91 in the prior year. The decrease in pro forma cash earnings per common share is primarily due to the discrete income and expense items which are discussed above. Excluding the discrete income and expense items, pro forma cash earnings per common share would have been $1.84 and $1.71, respectively, for 1999 and 1998.

         Pro forma Adjusted EBITDA represents income (loss) before extraordinary loss, income taxes, net interest expense, depreciation and amortization and special items. For the purposes of calculating pro forma Adjusted EBITDA, special items included the provisions for restructuring and other special charges reflected on the face of the pro forma combined statement of operations, a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network in the first quarter of 1999, a $3.0 million gain related to the sale of an investment in the fourth quarter of 1999, a $14.9 million gain recorded by SBCL on the sale and license of certain technology during 1998, a charge of $2.5 million recorded in selling, general and administrative expenses in 1998 related to the consolidation of the Company's laboratory network announced in the fourth quarter of 1997, $46.6 million of discrete expense items in 1999 and $15.0 million of net pre-tax profits representing discrete income and expense items for 1998, which are discussed above. Adjusted EBITDA is presented and discussed because management believes that Adjusted EBITDA is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a leveraged company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.

         Pro forma Adjusted EBITDA for 1999 improved to $337.4 million, or 10.9% of net revenues (adjusted to exclude the effects of the testing performed by third parties under the Company's laboratory network management arrangements and the loss contract), from $330.3 million, or 11.2% of net revenues in the prior year period.